Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact:	Brian McGee
510-413-1201
bmcgee@lexar.com

Investor Relations:	Jennifer Jarman
The Blueshirt Group
415-217-7722
jennifer@blueshirtgroup.com
Lexar Reports Net Profit for Fiscal Third Quarter 2005
Net revenues of $189.4 million; Earnings of $0.03 per diluted share
FREMONT, California, October 27, 2005 — Lexar Media, Inc. (Nasdaq: LEXR), a world leader in advanced digital media technologies, today reported financial results for the fiscal third quarter ended September 30, 2005.
Total third quarter revenues of $189.4 million increased 15% from $165.2 million in the same period last year and decreased 1% from $191.8 million in the preceding quarter. License and royalty revenues increased to $4.5 million for the third quarter compared to $1.2 million in the same period last year and $1.0 million in the previous quarter. Net income was $2.4 million, or $0.03 per diluted share. This compares to a net loss of $3.5 million, or $0.04 per diluted share, in the same period last year and a net loss of $4.9 million, or $0.06 per diluted share, in the second quarter of 2005.
Eric Stang, chairman, CEO and president, Lexar, commented, “We are pleased to report a net profit for the third quarter due primarily to improved gross margins. Increased license and royalty income, diversified flash sourcing, favorable retail product mix and process improvements all contributed to the improvement in gross margins, which was partially offset by increased other component sales into OEM markets and additional inventory write-downs. Our total cash, cash equivalents and short term investments exiting September improved to $157 million from $136 million in the previous quarter, as cash from operations generated approximately $26 million during the quarter and we achieved our third consecutive quarter of positive operating cash flow.
Mr. Stang continued, “We are heartened by our progress and remain committed to the measures we have previously outlined to improve our operating model and establish a platform for long-term profitable growth, including optimizing our supply chain, improving product mix, and adjusting our marketing and sales strategy. At the same time, we are working to increase our focus on product innovation, international markets, new lower cost opportunities for flash supply and capitalizing on our broad intellectual property position as we begin to look forward to 2006.”

Lexar Reports Third Quarter Results	Page 2 of 4
Financial Outlook
“Looking at the fourth quarter, we expect modest price declines at retail, driven by anticipated tight supply for NAND flash amid strong demand for flash-based products during the holiday season. We remain confident in our access to sufficient levels of supply and our ability to meet the end demand for our products, which is reinforced by our announcement today regarding the significant extension and renewal of our strategic supply and license agreements with Samsung. Excluding any effects from expected license payments by Samsung and associated taxes from those payments during the fourth quarter, we are projecting revenues for the fourth quarter of at least $220 million, and a net profit for the quarter,” concluded Mr. Stang.
Corporate Highlights
Lexar recently:
▪	Announced separately today that Lexar and Samsung Electronics Co., Ltd. have extended and renewed their strategic supply and license agreements. The new agreement extends the supply agreement for an additional five year term, through March 2011, expands the range of products covered by the original agreement and improves the overall terms of purchase for Lexar. The new agreement also significantly expands the scope of the current royalty bearing license agreement to cover Samsung products that were not previously included in the original license grant.

▪	Expanded its licensing relationship with Sony. This agreement builds on the relationship that began in early 2000, when Lexar and Sony signed a fundamental patent cross-license agreement under which Lexar gained the right to manufacture and sell the Memory Stick line of products.

▪	Announced that it has settled its patent infringement case with Memorex. Under the settlement agreement, Memorex made a small one-time payment to Lexar for past sales of certain CompactFlash™ cards sold by Memorex prior to November 2004 and agreed to an injunction which would prohibit Memorex from selling CompactFlash products that infringe Lexar’s patents in the future.

Lexar Reports Third Quarter Results	Page 3 of 4
▪	Announced that the Superior Court of the State of California entered final judgment in Lexar Media, Inc. v. Toshiba et al. In doing so, the Court affirmed the jury verdict delivered in March in the case against Toshiba and Toshiba America Electronic Components, Inc. in which the jury awarded Lexar over $465 million in damages based on Toshiba and Toshiba America Electronics Components’ breach of fiduciary duty and theft of trade secrets from Lexar.

▪	Announced that earlier in the month the Court of Appeals and yesterday the California Supreme Court declined to review Toshiba’s interim appeals requesting delay of the entry of final judgment and stay of post-judgment proceedings in Lexar Media, Inc. v. Toshiba et al.

▪	Announced that both federal and state securities litigation pending against Lexar have been dismissed.

▪	Strengthened its line of memory card readers from the new Professional CompactFlash Reader and high-speed multi-card readers to the single slot unit ideal for the mobile photographer.

▪	Announced the availability of JumpDrive Secure II, a second generation USB flash drive featuring 256-bit AES Encryption to secure folders and files so consumers can easily store and protect valuable files, data and images.

▪	Announced its LockTightTM CompactFlash security system, an essential solution for digital photographers who want to protect their stored digital images and information.

▪	Announced its sponsorship of this year’s VII Photography Seminar, an intense photography session where presentations by the renowned VII photographers and informative sessions will offer insight and techniques to the photojournalists of tomorrow.
Conference Call
The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0204 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the investor relations section of the company’s web site at www.lexar.com, where an archive of the conference call will be available for one year.
About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 88 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation , Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.

Lexar Reports Third Quarter Results	Page 4 of 4
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including statements regarding our efforts to improve our operating model and establish a platform for long-term profitable growth, capitalizing on our broad intellectual property position and increasing our focus on product innovation, international markets and new lower cost opportunities for flash supply, as well as the statements in the section entitled “Financial Outlook.” These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins or market share; future average selling prices may continue to erode due to excess industry capacity and extreme price competition which may impact our margins and our ability to maintain our position at our retail accounts; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to manage our inventory levels, our operating results will be negatively impacted; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues may fluctuate significantly as the payments from our recent agreement with Samsung will be made over a short period of time and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property and products class action litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for our fiscal quarter ended July 1, 2005, filed with the Securities and Exchange Commission on August 9, 2005. We assume no obligation to update the forward-looking information contained in this news release.
Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

LEXAR MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues:
Product revenues	$184,868	$164,069	$607,370	$487,255
License and royalty revenues	4,530	1,152	$6,293	$5,891

Total net revenues	189,398	165,221	613,663	493,146
Cost of product revenues	160,380	141,650	529,359	434,641

Gross margin	29,018	23,571	84,304	58,505

Operating expenses:
Research and development	3,172	2,484	$9,518	$7,170
Sales and marketing	14,677	16,180	$50,830	$41,348
General and administrative	8,444	8,292	$32,415	$20,245

Total operating expenses	26,293	26,956	92,763	68,763

Income (loss) from operations	2,725	(3,385)	(8,459)	(10,258)

Other income (expense), net	(375)	224	(1,981)	(557)

Income (loss) before income taxes	2,350	(3,161)	(10,440)	(10,815)

Income taxes	(90)	355	$1,632	$1,369

Net income (loss)	$2,440	$(3,516)	$(12,072)	$(12,184)

Net income (loss) per common share:
Basic	$0.03	$(0.04)	$(0.15)	$(0.15)
Diluted	$0.03	$(0.04)	$(0.15)	$(0.15)

Shares used in computing net income (loss) per common share calculation:
Basic	80,307	79,092	79,888	78,745
Diluted	85,753	79,092	79,888	78,745

LEXAR MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$152,340	$35,443
Restricted cash	5,000	5,000
Accounts receivable, net	65,905	170,365
Inventories	156,575	177,655
Prepaid expenses and other current assets	10,590	12,799

Total current assets	390,410	401,262

Property and equipment, net	11,745	10,305
Intangibles and other assets, net	3,163	429

Total assets	$405,318	$411,996

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$174,722	$233,370
Deferred license revenue and product margin	25,952	23,759
Note payable to bank	29,087	40,000

Total current liabilities	229,761	297,129

Deferred license revenue, net of current portion	—	173
Senior convertible notes payable	70,000	—

Total liabilities	299,761	297,302

Total stockholders’ equity	105,557	114,694

Total liabilities and stockholders’ equity	$405,318	$411,996